UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2011

IDENIX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-49839	45-0478605
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Hampshire Street Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 995-9800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
At a meeting of the Compensation Committee (the “Committee”) of the Board of Directors of Idenix Pharmaceuticals, Inc. (the “Company”) held on February 21, 2011, the Committee authorized the payment of annual bonus and equity awards to the Company’s executive officers (other than Ronald C. Renaud, Jr., the Company’s President and Chief Executive Officer) identified below for services rendered during the year ended December 31, 2010.
Additionally, the Committee approved annual base salaries and targets for cash bonus and equity incentives for 2011 for each of these executive officers. The Committee proposed a recommendation to the Company’s Board of Directors (the “Board”) regarding Mr. Renaud’s annual bonus and equity awards for services rendered during 2010 and his base salary and targets for cash bonus and equity incentives for 2011.
At a subsequent meeting of the Board held on February 22, 2011, the Board authorized the payment of an annual bonus award and the grant of the equity award to Mr. Renaud for services rendered during the year ended December 31, 2010 and approved his annual base salary and targets for cash bonus and equity incentives for 2011 based upon the Committee’s recommendation.
The Committee and the Board’s respective determinations were made following a comprehensive review of the level of achievement of both corporate and individual performance goals for the year ended December 31, 2010.
Identified below is the 2010 cash bonus award and 2011 annual base salary, target cash bonus and equity incentive data with respect to each of the Company’s “named executive officers” (as used in Instruction 4 to Item 5.02 of Form 8-K), other than Jean Pierre Sommadossi, the Company’s former Chief Executive Officer, and John Weidenbruch, the Company’s former Executive Vice President and General Counsel. Dr. Sommadossi ceased to be an officer of the Company on October 28, 2010 and Mr. Weidenbruch ceased to be an officer of the Company on August 31, 2010. For each named executive officer, the 2010 cash bonus was based on the Company’s performance of corporate goals related to preclinical, clinical, regulatory and financial targets. In addition to these corporate goals, which were applicable to all of the Company’s executive officers, individual performance goals specific to executive officers were also considered.
Other than Ms. Beckman, each executive officer named below is a party to a written employment arrangement with the Company. These agreements and arrangements have been filed as exhibits to the Company’s annual and quarterly reports on file with the Securities and Exchange Commission. These arrangements provide for the annual payment of bonuses in a range from zero to 200% of the target amount, dependent upon achievement of the previously determined performance goals. The bonus targets for each officer were established in the respective employment arrangements. To the extent that such bonus targets increase, the newly increased bonus target amount becomes the minimum bonus target amount for all future periods remaining during the term of the employment arrangement. The Committee may, in its discretion, review the target bonus and target option award for the executive officers named below at any time during the calendar year.

	2010			2011
					Target	Target
		Option			Bonus (%	Option
		Grant			of base	Award
Named Executive Officer	Cash Bonus	(shares)(1)		Base Salary	salary)	(shares)
Ronald C. Renaud, Jr.(2)	$66,850	300,000	(3)	$485,000	60%	300,000
President and Chief Executive Officer
Daniella Beckman(2)	12,128	30,000	(3)	185,000	20%	N/A	(4)
Interim Chief Financial Officer and Treasurer
Douglas Mayers	51,975	60,000	(3)	350,000	50%	60,000
Executive Vice President and Chief Medical Officer
David Standring(5)	37,800	125,000	(3)(6)	325,000	50%	50,000
Executive Vice President and Chief Scientific Officer
Maria Stahl(7)	8,269	80,000	(3)	300,000	35%	80,000
Senior Vice President, General Counsel

(1)
The options have been granted pursuant to our stock incentive plans and are evidenced by stock option agreements that been approved by the Committee. The terms and conditions of these awards are substantially consistent with those granted to other employees of the Company. These terms and conditions are set forth in the employment agreements or arrangements between the Company and the respective officer.

(2)
The cash bonus for Mr. Renaud was pro rated to reflect his election to President and Chief Executive Officer in October 2010 and the cash bonus for Ms. Beckman was pro rated to reflect her appointment as Interim Chief Financial Officer and Treasurer in October 2010.

(3)	The option vests in 48 equal monthly installments beginning on February 28, 2011.
(4)	Ms. Beckman is not a party to a written employment arrangement with the Company and therefore does not have an option target.
(5)	Dr. Standring served as Executive Vice President, Biology during the year ended December 31, 2010. He was promoted to Executive Vice President and Chief Scientific Officer in February 2011.
(6)
Dr. Standring’s option was granted on February 22, 2011 and consists of 50,000 shares for his annual target grant for 2010 and an additional 75,000 shares in connection with his promotion to Chief Scientific Officer in February 2011.

(7)	Ms. Stahl’s 2010 cash bonus was pro rated based upon the date she rejoined the Company, October 11, 2010.
Additional information regarding compensation of executive officers will be included in the Company’s proxy statement to be filed in connection with its Annual Meeting of Stockholders to be held on June 2, 2011.
Item 9.01. Financial Statements and Exhibits
(c) Exhibits
None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

IDENIX PHARMACEUTICALS, INC.

Date: February 25, 2011

By: /s/Maria Stahl
Maria Stahl
Senior Vice President and General Counsel